Daktronics Announces Special Cash Dividend of $0.50 per share

Brookings, S.D. – September 17, 2010 – Daktronics, Inc. (Nasdaq - DAKT) announced today that its Board of Directors approved a special cash dividend of $0.50 per share of common stock.

“Given our cash position of more than $70 million as of the end of the first quarter of fiscal 2010 and our belief that we can continue to generate free cash flow from the business over the long term, we felt it was appropriate to return a portion of this cash to shareholders in the form of a special dividend,” said Jim Morgan, president and chief executive officer.  “We maintain sufficient cash reserves to fund our current initiatives and working capital needs over the foreseeable future.”

The annual cash dividend will be payable on October 14, 2010, to shareholders of record as of the close of business on September 30, 2010.

The company intends to pay its regular annual dividend at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, any applicable credit agreement restrictions, future prospects for earnings and cash flow, and other relevant factors.

About Daktronics
Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)692-0200 or toll-free (800)843-5843 in the U.S., or write to the Company at 201 Daktronics Drive, PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, parts shortages and longer lead times, fluctuations in margins, the introduction of new products and technology, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Bill Retterath
Chief Financial Officer
Tel (605) 692-0200

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